Stewart Reports Results of Operations for Fourth Quarter and Full Year 2010

HOUSTON, Feb. 17, 2011 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported the results of its operations for the fourth quarter and year ended December 31, 2010. Stewart earned $0.46 per diluted share for the fourth quarter 2010 compared with $1.49 for the fourth quarter 2009. Earnings per share for the fourth quarter 2009 were driven by a one-time tax benefit resulting from a change in tax law. On a pretax basis before noncontrolling interests, earnings for the fourth quarter 2010 improved 62.2 percent over the fourth quarter 2009. For the year, on a pretax basis, results of operations improved to a profit of $2.9 million in 2010 from a loss of $62.2 million in 2009.  Stewart reduced its loss per share to $0.69 in 2010 from $2.80 in 2009.

As a result of continued gains in operational efficiency in our core title operations and revenue growth in our real estate information services (REI), international and commercial businesses, Stewart realized significant improvements in its pretax profits for the fourth quarter and year 2010 compared with the same periods in the prior year.  Total revenues decreased 10.7 percent in the fourth quarter 2010 compared with the fourth quarter 2009, and declined slightly by 2.0 percent for the year 2010 compared with 2009. Total expenses decreased 12.1 percent and 5.7 percent for the quarter and year 2010, respectively, compared with the same periods in 2009.  On a full year basis, all expense categories, except interest, decreased on a percentage basis more than operating revenues decreased, with the most significant expense decreases realized in agency retention expense (corresponding to a decline in agency revenues) and, importantly, title loss expense. We again achieved increased revenues and strong profit margins in our REI segment. Revenues in our REI segment increased 88.5 percent and 42.7 percent, respectively, for the fourth quarter and year 2010 versus the comparable periods in 2009.

	4th Quarter		Year
	2010	2009	2010	2009

Total revenues	$449.5	$503.1	$1,672.4	$1,707.3
Pretax earnings (loss) before noncontrolling interests	16.0	9.8	2.9	(62.2)
Income tax expense (benefit)	3.8	(23.5)	8.1	(19.8)
Net earnings (loss) attributable to Stewart	10.0	31.0	(12.6)	(51.0)
Net earnings (loss) per diluted share attributable to Stewart	0.46	1.49	(0.69)	(2.80)

The fourth quarter and full year 2010 included pretax credits and charges as follows (dollar amounts are in millions):

	4th Quarter		Year
	2010	2009	2010	2009

Loss reserve strengthening, charges for large claims and defalcations	5.1	4.2	15.3	52.6
Gains on sales of investments, subsidiaries, real estate, and other assets	(10.5)	(16.1)	(22.3)	(17.7)
Provision for legal matters	–	–	(2.3)	(5.9)
Impairment write-downs of investment securities and other assets	–	0.8	–	11.9
Office closing and restructuring costs	–	0.3	–	1.8
Total pretax (credits) charges	(5.4)	(10.8)	(9.3)	42.7

Our combined direct and REI operations posted a profit for the full year and in every quarter of 2010 except the first quarter.  In the REI segment, we focused on increasing revenues from existing major product offerings (such as loan loss mitigation solutions, distressed borrower contact services and loan servicing support) and also from expanding services into short sale support and REO (Real Estate Owned) solutions, county government support services and international land record enhancement. With the goal of achieving additional revenues and supporting the evolving lending and real estate markets, we continue to develop innovative new services in the REI segment to produce additional revenues from these high margin operations.

Revenues from direct operations for the fourth quarter 2010 were comparable to the fourth quarter 2009 and declined 6.0 percent for the year 2010 compared to 2009.  As long term interest rates began to rise and refinance transactions declined, closed title orders decreased 1.4 percent in the fourth quarter 2010 compared with the fourth quarter 2009, and declined 18.1 percent for the year 2010 compared to 2009. Agency revenues decreased 19.8 percent and 3.3 percent in the fourth quarter and year 2010, respectively, compared with the same periods in 2009. Revenue per closed order for the year increased 14.9 percent from the previous year as our business mix shifted to include more commercial and sale transactions and fewer refinance transactions. Agency revenues represented 57.9 percent of total title revenues for the fourth quarter and 59.0 percent for the year.

Declines in revenues from direct operations were somewhat offset by growth in our international and commercial businesses, which were up 20.2 percent and 25.3 percent, respectively, for the year 2010 compared to 2009.

Our Regional Production Centers now account for 65 percent of all affiliated title searches and commitments for our direct title business, up from 47 percent in December 2009.  In addition to reducing costs, we expect the improved utilization of our most skilled people in these centers to reduce claims related to the search and examination process.

Losses from title policy claims decreased 18.8 percent for the year 2010 compared to 2009 but increased 10.0 percent in the fourth quarter 2010 compared to the fourth quarter 2009. As a percentage of title revenues, title losses were 11.1 percent in the fourth quarter 2010 and 8.8 percent in the fourth quarter 2009.  Excluding the impact of the reserve strengthening charges, large losses, and defalcations (net of recoveries) in both years, title losses were 8.6 percent of title revenues in 2010 and 8.0 percent in 2009. We recorded a $5.1 million reserve strengthening charge in the fourth quarter 2010 relating primarily to policy years 2007 and 2008 due to continuing adverse claims experience attributable to those policy years and to charges for large claims. This adverse claims experience also resulted in an increase in the loss provision related to revenues recognized on policies issued in 2010, and, accordingly, a $2.6 million catch-up adjustment was recorded in the fourth quarter 2010.  For the years 2010 and 2009, title losses as a percentage of title revenues were 9.6 percent and 11.3 percent, respectively. Charges related to reserve strengthening, including large losses and defalcations, fell 71 percent from $52.6 million in 2009 to $15.3 million in 2010. Charges recorded in 2010 for large losses resulted primarily from changes in the estimated legal costs for several existing large title claims that we are working to resolve.  We had no agency defalcation losses exceeding $1.0 million in the fourth quarter 2010 and only five such claims reported (averaging less than $1.5 million each) in the previous six quarters.

Losses incurred on known claims in 2010 decreased 15.7 percent compared to 2009. Cash claims payments remained elevated for the fourth quarter and year 2010, and consequently, we have maintained a relatively high provisioning rate for title losses. Nonetheless, we believe we are on track to return to a normal loss ratio by the end of 2012.  The loss ratio on known claims from the independent agencies cancelled in recent years was 9.2 percent in 2010 while the loss ratio from the current independent agency network was 2.9 percent.  More than 70 percent of independent agency claims payments in 2010 were related to agencies cancelled in recent years.

Where possible, we have renegotiated independent agency remittance agreements with a goal of increasing the average overall remittance rate to near 20 percent.  Not all increases will be seen immediately in our results as some existing agency contracts are not expiring in 2011. We experienced an overall increase in the average percentage remitted by independent agents from 17.1 percent in 2009 to 17.6 percent in 2010. The average remittance rate is also influenced by the geographic mix of agency revenues, as a result of the housing market having experienced an uneven recovery across the nation. As markets recover nationally, the mix of agency business should normalize, which, when coupled with the changes to agency agreements, is expected to result in higher overall net agency remittance rates.

We continued to closely manage employee costs in 2010 which resulted in a decrease in total employee costs of 2.9 percent from 2009. Employee costs in the fourth quarter 2010 increased slightly when compared with the fourth quarter 2009 due primarily to the substantial improvement in operating results. We anticipate a further reduction in employee costs in 2011 as we continue to deploy the new and more efficient title production system and begin implementation of our new underwriter policy and claims management system.

Other operating expenses declined by 6.7 percent and 5.7 percent for the fourth quarter and year 2010, respectively, compared with the same periods in 2009. These declines were primarily related to our ongoing efforts to reduce fixed costs, including occupancy costs, as well as lower costs related to litigation and bad debts.

As was the case in the fourth quarter 2009, we were able to lock in favorable positions in our investment portfolio and realized gains of $7.5 million in the fourth quarter 2010 by selling certain securities (the proceeds were reinvested in similar securities such that our ongoing investment performance will not be significantly affected).

Cash provided by operations for the fourth quarter and year 2010 was $26.8 million and $41.2 million, respectively, representing significant improvements of $33.0 million and $58.1 million from net cash used in operations reported in the fourth quarter and year 2009 of $6.2 million and $17.0 million, respectively.

"We continue to refine our field policy issuance practices which we believe will lead to lower future claim levels.  We are also focused on improving the overall quality of our agency network and increasing remittance rates from independent title agencies," said Malcolm S. Morris, chairman and co-chief executive officer. "Our target return on equity in a normal year is 10 percent. We will continue taking the necessary steps to streamline our operations to reach that goal.  Complicating achievement of our 2011 goals is a consensus forecast of significant reductions in 2011 residential lending which is expected to fall below $1.0 trillion for the first time since 1997. While having to adjust to residential lending volumes of almost half of 2009 levels, we foresee a rise in commercial business which we expect to more than double from the 2009 volumes."

"We are pleased with the greatly improved performance of our affiliated operations which saw our leaner title organization structure produce higher profits and profit margin," said Stewart Morris, Jr., president and co-chief executive officer.  "Our primary focus is on sales growth and higher productivity from our utilization of the Regional Production Centers.  In addition, the substantial completion and deployment of our newly developed Production Engine will reduce the time and cost of title production while delivering higher quality in the coming year," said Morris. "We are also encouraged by the substantial growth in our commercial business in 2010, and increased revenues and contribution margins in our non-title businesses which consist primarily of lender services and also include local government and global land record enhancement services."

As previously disclosed, Citigroup Global Markets Realty Corp., and its borrowers through a third party claim, filed a lawsuit in Harris County, Texas against subsidiaries of ours with respect to title policies on 16 parcels of land in Mexico. We strongly believe that the claims related to these title policies are without merit and are vigorously defending against those claims.  A jury trial began February 15, 2011. Due to the complex factual and legal issues, including those involving Mexican law, it is not possible to reasonably estimate the ultimate outcome of this litigation or determine whether that outcome would materially affect our consolidated financial condition or results of operations.

Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets.  Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges.  More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance.  These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words.  Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements.  These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)
	Three months ended December 31		Twelve months ended December 31
	2010	2009	2010	2009
Revenues:
Title insurance:
Direct operations	173,800	173,842	636,454	676,756
Agency operations	238,619	297,466	914,581	945,481
Real estate information	23,302	12,363	81,176	56,895
Investment income	3,901	5,041	18,397	20,804
Investment and other gains – net	9,850	14,378	21,782	7,366
	449,472	503,090	1,672,390	1,707,302
Expenses:
Amounts retained by agencies	190,716	249,152	753,438	783,406
Employee costs	120,696	119,427	467,491	481,535
Other operating expenses	70,698	75,759	273,253	289,648
Title losses and related claims	45,600	41,456	148,438	182,781
Depreciation and amortization	4,677	6,242	21,422	28,064
Interest	1,115	1,209	5,423	4,056
	433,502	493,245	1,669,465	1,769,490
Earnings (loss) before taxes and noncontrolling interests	15,970	9,845	2,925	(62,188)
Income tax expense (benefit)	3,781	(23,543)	8,075	(19,757)
Net earnings (loss)	12,189	33,388	(5,150)	(42,431)
Less net earnings attributable to noncontrolling interests	2,208	2,423	7,432	8,544
Net earnings (loss) attributable to Stewart	9,981	30,965	(12,582)	(50,975)

Net earnings (loss) per diluted share attributable to Stewart	0.46	1.49	(0.69)	(2.80)
Average number of dilutive shares (000)	23,384	21,249	18,313	18,182

Segment information:
Title revenues	426,170	490,727	1,591,214	1,650,407
Title pretax earnings (loss) before noncontrolling interests	5,092	9,253	(29,921)	(73,263)

REI revenues	23,302	12,363	81,176	56,895
REI pretax earnings before noncontrolling interests	10,878	592	32,846	11,075

Selected financial information:
Cash provided (used) by operations	26,834	(6,237)	41,194	(16,952)
Title loss payments - net of recoveries	38,609	39,141	158,309	149,331
Other comprehensive (loss) earnings	(10,792)	(8,783)	2,650	10,667

Number of title orders opened (000):
October	36.0	39.1
November	32.8	31.9
December	26.4	31.8
Quarter	95.2	102.8

Number of title orders closed (000): Quarter	80.2	81.4

			December 31 2010	December 31 2009
Stockholders' equity			448,333	462,066
Number of shares outstanding (000)			18,375	18,232
Book value per share			24.40	25.34

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)
	December 31	December 31
	2010	2009
Assets:
Cash and cash equivalents	144,564	97,971
Cash and cash equivalents – statutory reserve funds	9,926	18,129
Total cash and cash equivalents	154,490	116,100

Short-term investments	33,457	24,194
Investments – statutory reserve funds	396,317	386,235
Investments – other	54,007	79,969
Receivables – premiums from agencies	45,399	42,630
Receivables – other	52,721	103,153
Allowance for uncollectible amounts	(19,438)	(20,501)
Property and equipment	61,569	70,633
Title plants	77,397	78,421
Goodwill	206,861	212,763
Intangible assets	8,228	6,406
Other assets	70,198	67,150
Investments – pledged, at fair value	–	202,007

	1,141,206	1,369,160

Liabilities:
Notes payable	8,784	19,620
Convertible senior notes payable	64,338	64,163
Line of credit, secured by pledged investments	–	202,007
Accounts payable and accrued liabilities	95,666	101,881
Estimated title losses	495,849	503,475
Deferred income taxes	28,236	15,948

	692,873	907,094

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	143,264	145,530
Retained earnings	282,666	296,116
Accumulated other comprehensive earnings	13,610	10,960
Treasury stock	(4,330)	(4,330)
Stockholders' equity attributable to Stewart	435,210	448,276
Noncontrolling interests	13,123	13,790
Total stockholders' equity	448,333	462,066

	1,141,206	1,369,160

CONTACT:  Ted C. Jones, Director - Investor Relations of Stewart Information Services Corporation, +1-713-625-8014